 EXHIBIT 5.1

February 7, 2023

ePlus inc.
13595 Dulles Technology Drive
Herndon, Virginia 20171-3413

Ladies and Gentlemen:

We have acted as counsel to ePlus inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Act”), of the Company’s Registration Statement on Form S-3 (together with all exhibits thereto, the “Registration Statement”), relating to the proposed sale by the Company from time to time, in one or more series (if applicable), of its: (i) senior debt securities (“Senior Debt Securities”), to be issued pursuant to a senior indenture between the Company and a trustee (a “Senior Debt Indenture” and, collectively, the “Senior Debt Indentures”); (ii) subordinated debt securities (the “Subordinated Debt Securities”), to be issued pursuant to a subordinated indenture between the Company and a trustee (each a “Subordinated Debt Indenture” and, collectively, the “Subordinated Debt Indentures”); (iii) shares of common stock, par value $0.01 per share (the “Common Stock”); (iv) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”); (v) warrants to purchase Securities (as defined below) (“Warrants”), to be issued pursuant to a warrant or other purchase agreement (a “Warrant Agreement”); and (vi) units consisting of two or more of the Securities (as defined below), in any combination (the “Units”), to be issued pursuant to a unit or other purchase agreement (a “Unit Agreement”).

The Senior Debt Securities, Subordinated Debt Securities, Common Stock, Preferred Stock, Warrants and Units are hereinafter collectively referred to as the “Securities.”  The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements thereto.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined the Registration Statement and such documents, resolutions, corporate records, certificates and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition to the foregoing, we have made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination and in rendering our opinion expressed below, we have assumed and have relied upon, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, documents, certificates, records, instruments and other documents submitted to us, (ii) the legal capacity and authority of all natural persons or entities (other than the Company) executing all agreements, documents, certificates, records, instruments and other documents submitted to us, (iii) the truth, authenticity, accuracy and completeness of the information and all other agreements, documents, certificates, records, instruments and other documents submitted to us as originals, (iv) that all agreements, certificates, records, instruments and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete, (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto (other than the Company), (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion set forth below are true and correct, and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.
Based upon and subject to the foregoing qualifications, assumptions and limitations and subject to the further qualifications, assumptions and limitations set forth in this opinion letter, we are of the opinion that:

1.                When (i) the specific terms of a series of Senior Debt Securities to be issued have been specified in a Senior Debt Indenture, or any applicable supplemental indenture, which has been executed and delivered to the trustee by an authorized officer or authorized officers of the Company, (ii) such series of Senior Debt Securities and the Senior Debt Indenture or any applicable supplemental indenture will have been duly authorized and approved by all requisite corporate action, and (iii) executed, authenticated, and issued as specified in the Senior Debt Indentures, any applicable supplemental indenture and in any definitive purchase, underwriting, subscription or similar agreement approved by the Company’s Board of Directors and delivered against payment therefor and as specified by an authorized officer of the Company, or when issued upon valid exercise of Warrants that have been duly authorized and approved by all requisite corporate action and validly issued, then the Senior Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

2.                When (i) the specific terms of a series of Subordinated Debt Securities to be issued have been specified in a Subordinated Debt Indenture, or any applicable supplemental indenture, which has been executed and delivered to the trustee by an authorized officer or authorized officers of the Company, (ii) such series of Subordinated Debt Securities and the Subordinated Debt Indenture or any applicable supplemental indenture will have been duly authorized and approved by all requisite corporate action, and (iii) executed, authenticated and issued as specified in the Subordinated Debt Indentures, the Subordinated Debt Indenture, any applicable supplemental indenture and in any definitive purchase, underwriting, subscription or similar agreement approved by the Company’s Board of Directors and delivered against payment therefor and as specified by an authorized officer of the Company, or when issued upon valid exercise of Warrants that have been duly authorized and approved by all requisite corporate action and validly issued, then the Subordinated Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

3.                When (i) shares of Common Stock have been duly authorized and approved by all requisite corporate action on the part of the Company  and (ii) upon issuance, delivery and payment therefor as may be described in a supplement to the Prospectus, or when issued upon valid conversion, exchange or exercise of any other Security that has been duly authorized and approved by all requisite corporate action on the part of the Company and validly issued, then the shares of Common Stock will be validly issued, fully paid and nonassessable.

4.                When (i) the specific terms of a series of Preferred Stock have been specified in a certificate of designation duly adopted by the Company’s Board of Directors or a duly authorized committee thereof, (ii) such certificate of designation has been duly filed with the Secretary of State of Delaware, (iii) such series of Preferred Stock have been duly authorized and approved by all requisite corporate action on the part of the Company and, upon issuance, delivery and payment therefor as may be described in a supplement to the Prospectus, or when issued upon valid conversion, exchange or exercise of any other Security that has been duly authorized and approved by all requisite corporate action on the part of the Company and validly issued, then the shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.

5.                When (i) the specific terms of a series of Warrants have been specified in a Warrant Agreement, (ii) the Warrants established by such Warrant Agreement and the underlying Securities of such Warrants have been duly authorized and approved by all requisite corporate action on the part of the Company, and (iii) executed, issued and authenticated as specified in such Warrant Agreement and delivered against payment therefor pursuant to any terms that may be described in a supplement to the Prospectus, then the series of Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Warrants.

6.                When (i) the specific terms of a series of Units have been specified in a Unit Agreement, (ii) the Units established in such Unit Agreement and the underlying Securities included in such Units have been duly authorized and approved by all requisite corporate action on the part of the Company, and (iii) executed, issued and authenticated as specified in such Unit Agreement and delivered against payment therefor pursuant to the terms described in a supplement to the Prospectus, then the series of Units will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such Units.

The opinions set forth above are subject to the following qualifications and exceptions:

(a)              Our opinions in paragraphs 1, 2, 5 and 6 above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law) and (iii) insofar as they relate to indemnification and contribution provisions, the effect of federal and state securities or other applicable laws and public policy relating thereto.

(b)              In rendering the opinions set forth above, we have assumed that, at the time of the authentication, issuance and/or delivery of a series (if applicable) of Securities, (i) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, (ii) the Registration Statement will have been declared effective by the Commission and will continue to be effective, (iii) a supplement to the Prospectus will have been filed with the Commission describing the Securities offered thereby; (iv) the Securities will be issued and sold in the manner stated in the Prospectus and the applicable supplement to the Prospectus, (v) the Securities issuable upon conversion, exchange, or exercise of any Securities being offered will be reserved for issuance upon such conversion, exchange, or exercise, (vi) with respect to shares of Common Stock and Preferred Stock, that (A) there were sufficient shares authorized under the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time, that are not otherwise reserved for issuance and (B) the sale of such shares will be for consideration per share that is not less than their respective par value, (vii) none of the particular terms of the Securities or the issuance and sale of the Securities will violate any applicable law, (viii) a definitive purchase, underwriting, subscription or other similar agreement with respect to the Securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto, and (ix) neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

(c)        As of the date of this opinion, a judgment for money in an action based on a debt security denominated in a foreign currency or currency unit in a federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular debt security is denominated will depend upon various factors, including which court renders the judgment.  Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a debt security would be required to render such judgment in the foreign currency or currency unit in which such debt security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

Our opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware as in effect on the date hereof (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware as of the date hereof) insofar as they bear on the matters covered hereby. We do not express any opinion as to the laws of any other jurisdiction. The opinion expressed above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.
This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph.  This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances, which may hereafter come to our attention or any changes in laws or judicial decisions which may hereafter occur.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP